Sales Report:Supplement No. 5 dated Jul 27, 2009 to Prospectus dated Jul 13, 2009
File pursuant to Rule 424(b)(3)
Registration Statement No. 333-147019
Prosper Marketplace, Inc.
Borrower Payment Dependent Notes
This Sales Report supplements the prospectus dated Jul 13, 2009 and provides information about each series of Borrower Payment Dependent Notes (the "Notes") that we have recently sold. You should read this Sales Report supplement together with the prospectus dated Jul 13, 2009 to understand the terms and conditions of the Notes and how they are offered, as well as the risks of investing in Notes.
We have sold the following series of Notes:
Borrower Payment Dependent Notes Series 416297
This series of Notes was issued and sold upon the funding of the borrower loan #38057, which corresponds to this series of Notes. The following information pertains to the borrower loan.
Amount:	$1,000.00	Prosper Rating:	AA	Auction start date:	Jul-14-2009
Term:	36 months	Estimated loss:	0.6%	Auction end date:	Jul-22-2009

Starting lender yield:	10.01%	Starting borrower rate/APR:	11.01% / 14.59%	Starting monthly payment:	$32.74
Final lender yield:	5.74%	Final borrower rate/APR:	6.74% / 10.23%	Final monthly payment:	$30.76

Auction yield range:	3.27% - 10.01%	Estimated loss impact:	0.60%
Lender servicing fee:	1.00%	Estimated return:	5.14%
The Estimated Return is presented to help you evaluate this listing and set an appropriate minimum yield and bid amount. Estimated Return is the average annual expected return on funds invested in this loan and is calculated by subtracting the estimated impact of credit losses on the loan from the minimum yield. The estimated impact of credit losses is derived from the following components: The estimated average annualized loss rate based on the historical performance of Prosper loans for borrowers with similar characteristics, originated between Apr-01-2007 and Mar-31-2008, measured as of Mar-31-2009, and an adjustment for accrued interest not collected and late fees on defaulted loans. The Estimated Return presented above does not assume any early repayment by the borrower. The calculation of Estimated Return requires significant assumptions about the repayment of the loan and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score:	10	First credit line:	Jun-1976	Debt/Income ratio:	81%
Credit score:	820-840 (Jul-2009)	Current / open credit lines:	21 / 17	Employment status:	Full-time employee
Now delinquent:	0	Total credit lines:	48	Length of status:	5y 1m
Amount delinquent:	$0	Revolving credit balance:	$19,892	Occupation:	Nurse (LPN)
Public records last 12m / 10y:	0/ 0	Bankcard utilization:	9%	Stated income:	$1-$24,999
Delinquencies in last 7y:	0	Homeownership:	Yes
Inquiries last 6m:	0
Screen name:	smillyone	Borrower's state:	California	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower?s credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
My Lap top
Purpose of loan:
This loan will be used to?to buy a laptop computer

My financial situation:
I am a good candidate for this loan because?I am financialiy independant
Information in the Description is not verified.
Friends And Family Winning Bids
This member has no winning bids from friends and family.
Questions & Answers
Q: What kind of laptop do you plan to purchase with the $1,000, and what do you plan to do with it? - Int_PrinRateTime4000
A: Plan to buy a Dell fully loaded. (Jul-22-2009)
1 question & answer
Information in Questions and Answers is not verified
Winning Bids
Bidder	Amount Bid	Amount Winning	Bid Date (PT)

ChristopherHS	$25.00	$25.00	7/14/2009 11:19:44 AM
hellasow	$60.00	$47.58	7/14/2009 12:28:42 PM
d34dfish	$25.00	$25.00	7/14/2009 5:37:23 PM
SQUISHEE_JELLO	$25.00	$25.00	7/16/2009 4:10:44 PM
The-Lighthouse-Group	$25.00	$25.00	7/17/2009 6:36:30 AM
cwm3651	$25.00	$25.00	7/17/2009 8:48:25 AM
gizmo65	$25.00	$25.00	7/17/2009 6:39:26 PM
Mowtown	$100.00	$100.00	7/17/2009 8:24:15 PM
charb57	$100.00	$100.00	7/18/2009 4:05:47 PM
HealthAndSafety	$50.00	$50.00	7/19/2009 10:58:20 PM
njmlaj726	$50.00	$50.00	7/20/2009 9:59:08 AM
dpries123	$25.00	$25.00	7/20/2009 9:25:36 AM
cutter21	$100.00	$100.00	7/20/2009 1:35:40 PM
MPdeez	$50.00	$50.00	7/21/2009 7:27:34 AM
market-assembler	$25.84	$25.84	7/21/2009 2:38:13 PM
AsianDragon	$50.00	$50.00	7/21/2009 2:52:32 PM
leonparte	$26.58	$26.58	7/21/2009 3:38:23 PM
vinzbee	$50.00	$50.00	7/21/2009 5:54:48 PM
swissbanker	$50.00	$50.00	7/21/2009 11:12:56 PM
octoberfresh	$25.00	$25.00	7/22/2009 8:54:33 AM
sgmm330	$50.00	$50.00	7/21/2009 11:27:59 PM
Truchaos	$25.00	$25.00	7/22/2009 9:26:55 AM
bankar	$25.00	$25.00	7/22/2009 12:32:50 PM
23 bids
Borrower Payment Dependent Notes Series 417034
This series of Notes was issued and sold upon the funding of the borrower loan #38054, which corresponds to this series of Notes. The following information pertains to the borrower loan.
Amount:	$1,000.00	Prosper Rating:	C	Auction start date:	Jul-20-2009
Term:	36 months	Estimated loss:	6.5%	Auction end date:	Jul-22-2009

Starting lender yield:	18.09%	Starting borrower rate/APR:	19.09% / 22.85%	Starting monthly payment:	$36.70
Final lender yield:	17.00%	Final borrower rate/APR:	18.00% / 21.74%	Final monthly payment:	$36.15

Auction yield range:	8.27% - 18.09%	Estimated loss impact:	6.89%
Lender servicing fee:	1.00%	Estimated return:	10.11%
The Estimated Return is presented to help you evaluate this listing and set an appropriate minimum yield and bid amount. Estimated Return is the average annual expected return on funds invested in this loan and is calculated by subtracting the estimated impact of credit losses on the loan from the minimum yield. The estimated impact of credit losses is derived from the following components: The estimated average annualized loss rate based on the historical performance of Prosper loans for borrowers with similar characteristics, originated between Apr-01-2007 and Mar-31-2008, measured as of Mar-31-2009, and an adjustment for accrued interest not collected and late fees on defaulted loans. The Estimated Return presented above does not assume any early repayment by the borrower. The calculation of Estimated Return requires significant assumptions about the repayment of the loan and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score:	10	First credit line:	Aug-1998	Debt/Income ratio:	9%
Credit score:	680-700 (Jul-2009)	Current / open credit lines:	9 / 8	Employment status:	Full-time employee
Now delinquent:	0	Total credit lines:	22	Length of status:	9y 1m
Amount delinquent:	$0	Revolving credit balance:	$4,806	Occupation:	Computer Programmer
Public records last 12m / 10y:	0/ 0	Bankcard utilization:	71%	Stated income:	$25,000-$49,999
Delinquencies in last 7y:	0	Homeownership:	Yes
Inquiries last 6m:	0
Screen name:	Gtyme	Borrower's state:	Ohio	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower?s credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Prosper Activity
Loan history		Payment history		Credit score history
Active / total loans:	1 / 2	On-time:	34 ( 83% )	680-700 (Latest)
Principal borrowed:	$5,530.00	< mo. late:	7 ( 17% )	600-620 (Nov-2007) 620-640 (May-2007) 620-640 (Apr-2007)
Principal balance:	$712.60	1+ mo. late:	0 ( 0% )
Total payments billed:	41
Description
PC Upgrade
I have been a very good borrower .. See my past history on Prosper.

Purpose of loan:
PC Upgrade, just want to update my systems.

My financial situation:
I own a home and have lived in it for about 6 years. I have a wife who also works, she makes about  $2500 a month.  My car is paid off which gives me extra money each month.

Monthly net income: $2406.00

Monthly expenses: $997.00
  Housing: 900
  Insurance: 47
  Car expenses: 0
  Utilities: 120
  Phone, cable, internet: 150
  Food, entertainment: 40
  Clothing, household expenses 150
  Credit cards and other loans: 40
  Other expenses: 0
Information in the Description is not verified.
Friends And Family Winning Bids
This member has no winning bids from friends and family.
Questions & Answers
Q: How many months of your salary do you have in savings? - blLending
A: 4 months (Jul-21-2009)
1 question & answer
Information in Questions and Answers is not verified
Winning Bids
Bidder	Amount Bid	Amount Winning	Bid Date (PT)

tlp43	$25.00	$25.00	7/20/2009 5:23:32 PM
TennSquire	$25.00	$25.00	7/20/2009 5:23:55 PM
kegs	$250.00	$250.00	7/20/2009 5:24:21 PM
larrybird	$250.00	$250.00	7/20/2009 5:24:35 PM
anton	$25.00	$25.00	7/20/2009 5:24:14 PM
hopethisworks	$50.00	$50.00	7/20/2009 5:24:57 PM
bigdogsafety1	$50.00	$50.00	7/20/2009 5:24:28 PM
rmachi	$25.00	$25.00	7/20/2009 5:24:43 PM
Syzygy	$25.00	$25.00	7/20/2009 5:33:58 PM
Rogelio48	$25.00	$25.00	7/20/2009 5:35:47 PM
bluebouyz	$50.00	$50.00	7/20/2009 6:02:14 PM
newton77	$25.00	$25.00	7/20/2009 10:46:36 PM
AustinAmerica	$25.00	$25.00	7/20/2009 11:08:59 PM
shur	$25.00	$25.00	7/21/2009 8:56:09 AM
AsianDragon	$25.00	$25.00	7/21/2009 8:34:27 PM
soyeddie	$50.00	$50.00	7/21/2009 10:34:38 PM
Wittlich	$50.00	$50.00	7/22/2009 11:00:39 AM
17 bids